Barinthus Bio Promotes SNAP-TI Co-inventor, Geoffrey Lynn, M.D., Ph.D. to Chief Scientific Officer

OXFORD, United Kingdom and GERMANTOWN, MD, United States, Nov. 25, 2024 (GLOBE NEWSWIRE) -- Barinthus Biotherapeutics plc (NASDAQ: BRNS) (“Barinthus Bio”), today announced the promotion of Geoffrey Lynn, M.D., Ph.D. to Chief Scientific Officer (CSO), effective as of December 1, 2024. Dr. Lynn succeeds Nadège Pelletier, Ph.D. who decided to pursue alternative opportunities closer to home after having served as Barinthus Bio’s CSO since early 2023. Barinthus Bio is a clinical-stage biopharmaceutical company developing novel immunotherapeutic candidates that guide T cells to control disease.

“Dr. Pelletier’s strong vision and leadership have resulted in a robust preclinical pipeline of promising leads for targeting autoimmune and other inflammatory diseases. She has played a pivotal role in the new company structure and across all R&D activities,” said Bill Enright, Chief Executive Officer of Barinthus Bio. “We’re very grateful for Dr. Pelletier’s contributions to our growing pipeline and expect a smooth transition with the appointment of Dr. Lynn. As co-inventor of the SNAP-TI technology, he is a natural successor into the CSO role.”

Dr. Pelletier will remain with the Company until the transition of responsibilities to Dr. Lynn is complete.

“This is an incredibly exciting time for Barinthus Bio. We have achieved functional cures with VTP-300 in patients with chronic hepatitis B, and VTP-1000, our first product candidate developed using the SNAP-TI technology, recently entered the clinic in a Phase 1 trial for individuals with celiac disease,” said Dr. Lynn. “Dr. Pelletier has put Barinthus in a strong position with a compelling pipeline of assets, including our first program in the autoimmune disease space, and I look forward to building on this momentum while also exploring new opportunities to build value.”

Dr. Lynn is a seasoned biotech innovator and executive with over 15 years of experience leading immunotherapeutic R&D from discovery through early development. Prior to joining the Company, Dr. Lynn led Avidea Technologies, Inc. as CEO and Founder from its launch at Johns Hopkins FastForward in 2017 through to its acquisition by Barinthus Bio in 2021. Dr. Lynn holds a M.D. from the Johns Hopkins University School of Medicine (US), as well as a D.Phil. from the University of Oxford.

About Barinthus Bio
Barinthus Biotherapeutics (Nasdaq: BRNS) is a clinical-stage biopharmaceutical company developing novel immunotherapeutic candidates designed to guide the immune system to overcome chronic infectious diseases and autoimmunity. Helping people living with serious diseases and their families is the guiding principle at the heart of Barinthus Bio. With a focused pipeline built around its proprietary platform technologies, Barinthus Bio is advancing immunotherapeutic product candidates in infectious diseases and autoimmunity, including: VTP-300, that utilizing its ChAdOx/MVA platform designed as a potential component of a functional cure for chronic HBV infection and VTP-1000, utilizing our SNAP-Tolerance Immunotherapy (SNAP-TI) platform and is designed to treat people with celiac disease. Barinthus Bio is also conducting a Phase 1 clinical trial for VTP-850, a second-generation immunotherapeutic candidate designed to treat recurrent prostate cancer. Barinthus Bio’s differentiated technology platforms and therapeutic approach, coupled with deep scientific expertise and focus on clinical development, uniquely positions the company to navigate towards delivering treatments that improve the lives of people with chronic infectious diseases and autoimmunity. For more information, visit www.barinthusbio.com.

Barinthus Bio’s Forward Looking Statements
This press release contains forward-looking statements regarding Barinthus Bio within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which can generally be identified as such by use of the words “may,” “will,” “plan,” “forward,” “encouraging,” “believe,” “potential,” “expect,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include, without limitation, express or implied statements regarding Barinthus Bio’s future expectations, plans and prospects, the terms and timing of the anticipated officer transition. Any forward-looking statements in this press release are based on Barinthus Bio management’s current expectations and beliefs and are subject to numerous risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the success, cost and timing of Barinthus Bio’s pipeline development activities and planned and ongoing clinical trials, including the risk that the timing for preliminary, interim or final data or initiation of its clinical trials may be delayed, the risk that interim or topline data may not reflect final data or results, Barinthus Bio’s ability to execute on its strategy, regulatory developments, the risk that Barinthus Bio may not achieve the anticipated benefits of its pipeline prioritization and corporate restructuring, Barinthus Bio’s ability to fund its operations and access capital, Barinthus Bio’s cash runway, including the risk that its estimate of its cash runway may be incorrect, global economic uncertainty, including disruptions in the banking industry, the conflicts in Ukraine, Israel and Gaza, and other risks identified in Barinthus Bio’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Barinthus Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Barinthus Bio expressly disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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Barinthus Bio
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